Washington Bancorp
Computation of Earnings per Common Share

                                                                      Exhibit 11


                                        For the three months ended September 30,
                                        ----------------------------------------
                                          2001      2000       2001      2000
                                          Basic     Basic    Diluted   Diluted
                                           EPS       EPS       EPS       EPS
                                         ---------------------------------------

Computation of weighted average
  number of common shares
  outstanding:
Common shares outstanding
  at the beginning of the period ...     651,133   651,133   651,133   651,133
Unreleased common shares held by the
  Employee Stock Ownership
  Plan (ESOP) at the beginning
    of the period ..................     (28,219)  (33,283)  (28,219)  (33,283)
Weighted average common shares
  released by the ESOP during
  the period .......................         657       609       657       609
Weighted average common shares
  outstanding - Stock Option Plan ..          --        --    12,584     7,466
Weighted average common shares
  into treasury ....................    (132,531) (109,766) (132,531) (109,766)
                                       ---------------------------------------
Total average shares outstanding ...     491,040   508,693   503,624   516,159
                                       =======================================

Net income .........................   $ 309,850  $259,348  $309,850  $259,348

Net income per share ...............   $    0.63  $   0.51  $   0.62  $   0.50
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